Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 18, 2008 (December 19, 2008 as to Note 18 and Financial Statement Schedule III), relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited and subsidiaries for the year ended December 31, 2007 appearing in Form 8-K of Flagstone Reinsurance Holdings Limited and subsidiaries dated December 19, 2008.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda
December 22, 2008